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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM N-8A

                      NOTIFICATION OF REGISTRATION FILED
                        PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                   MUTUAL OF AMERICA SEPARATE ACCOUNT NO. 3

                                320 Park Avenue
                           New York, New York  10022

                                (800) 468-3785

                            Patrick A. Burns, Esq.
                        Senior Executive Vice President
                              and General Counsel
                   Mutual of America Life Insurance Company
                                320 Park Avenue
                           New York, New York 10022

Registrant is filing a Registration Statement Pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


                                    YES [X]

                                     NO [_]
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                                   SIGNATURE


Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this registration statement to be duly signed on behalf of the registrant in the City of New York, State of New York, on the 19th day of July, 1999.


[SEAL] Mutual of America Separate Account No. 3 of Mutual of America Life Insurance Company (registrant)


                                   By: Mutual of America Life Insurance Company
                                       (depositor)



                                   By: /s/  Manfred Altstadt
                                       ---------------------
Attest: /s/  Patrick A. Burns               Manfred Altstadt
        ---------------------          Senior Executive Vice President
             Patrick A. Burns          and Chief Financial Officer
        Senior Executive Vice
        President and General
        Counsel